UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2010 (September 23, 2010)

LIFEPOINT HOSPITALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

103 Powell Court, Suite 200
Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)
(615) 372-8500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
1. Indenture and Senior Notes due 2020
     On September 23, 2010 LifePoint Hospitals, Inc. (the “Company”) issued $400,000,000 aggregate principal amount of 6.625% senior notes due 2020 (the “Notes”), which mature on October 1, 2020, pursuant to an indenture, dated September 23, 2010, between the Company, the Guarantors (as defined therein) and Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The Notes are guaranteed by substantially all of the subsidiaries of the Company that guarantee the Company’s senior secured credit facilities.
     The Company will pay interest on the Notes at a rate of 6.625% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2011.
     The Company may redeem the Notes, in whole or part, at any time prior to October 1, 2015 at a price equal to 100% of the principal amount of the Notes redeemed plus an applicable “makewhole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The Company may redeem the Notes, in whole or in part, at any time on or after October 1, 2015, at specified redemption prices plus accrued and unpaid interest, if any, to the date of redemption. At any time before October 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 106.625% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest; provided that: at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.
     The Indenture contains covenants that limit the Company’s ability and the ability of Company’s restricted subsidiaries to, among other things: incur additional indebtedness, pay dividends or repurchase capital stock, make certain investments, create liens, enter into certain types of transactions with our affiliates and sell assets or consolidate or merge with or into other companies. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
     The foregoing summary is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Form 8-K.
2. Registration Rights Agreement
     On September 23, 2010, the Company and the Guarantors entered into a registration rights agreement (the “Registration Rights Agreement”) with Barclays Capital Inc. as representative of the several initial purchasers (the “Initial Purchasers”) in connection with the Notes, pursuant to the Indenture (as described above).
          The Company has agreed to use commercially reasonable efforts to register with the SEC exchange notes having substantially identical terms as the Notes and will use commercially reasonable efforts to have an exchange offer registration statement declared effective, and cause such exchange offer to be completed no later than 360 calendar days after the original issue date of the Notes. Under certain circumstances, the Company may be required to file a shelf registration statement with respect to the Notes.
          If the Company fails to meet the conditions set forth in the Registration Rights Agreement, it has agreed to pay additional interest to the holders of the affected Notes under certain circumstances. Any references to “interest” herein shall include any additional interest due and payable pursuant to the registration rights agreement.

     The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Form 8-K.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of September 23, 2010, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Bank Of New York Mellon Trust Company, N.A. as trustee (including the Form of 6.625% Senior Note due 2020).

4.2	Registration Rights Agreement, dated as of September 23, 2010, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Barclays Capital Inc as representative of the several initial purchasers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.
Date: September 27, 2010	By:	/s/ PAUL D. GILBERT
Paul D. Gilbert
Executive Vice President and Chief Legal and Development Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of September 23, 2010, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Bank Of New York Mellon Trust Company, N.A. as trustee (including the Form of 6.625% Senior Note due 2020).

4.2	Registration Rights Agreement, dated as of September 23, 2010, by and among LifePoint Hospitals, Inc., the Guarantors (as defined therein) and Barclays Capital Inc as representative of the several initial purchasers.